Exhibit 10.13

UK Employment Agreement

DATE                      2009

EMPLOYER

CRITEO LTD, whose office is 131-151 Great Titchfield St, LONDON, W1W 5BB, UK (the “Company” or “CRITEO”); and

EMPLOYEE

Jonathan Wolf, UK (“the Employee”);

(the “Employee”).

1.	Commencement and duration

1.1	This employment agreement (“Employment Agreement”), which is made in accordance with Section 1 of the Employment Rights Act 1996, sets out the terms and conditions of the Employee’s employment with the Company.

1.2

The Employee’s employment with CRITEO will commence on 18th May 2009 and will continue unless and until terminated in accordance with clause 11 below. For the purposes of the Employment Rights Act 1996, the Employee’s period of continuous employment commenced on 18 May 2009.

1.3	Probationary Period

The employee shall work for a trial period of six months with a notice period of one month at all times and this shall be the probationary period. The employment may be terminated by the Employee or CRITEO in writing at any time during the probationary period. If CRITEO deems it appropriate this probationary period may be extended by giving notice to the Employee in writing.

2.	Function and scope of duties

2.1	The Employee shall be employed in the position of Chief Business Development Officer and will report to the CEO. The Employee shall devote all of his working time, skill and attention to his role at CRITEO and will act in the best interests of CRITEO at all times.

2.2	The Employee will perform all acts, duties and obligations lawfully given to him by the Company to the best of his ability and will comply with such orders as may be designated by CRITEO and which are reasonably consistent with his position.

2.3	The Employee shall not have any authority to legally bind or commit the Company.

2.4	The Employee will undertake any travel (whether within or outside the United Kingdom) as may be required by the Company.

2.5	Subject always to the Employee retaining the same or a similar level of responsibility and authority, the Company may, in its absolute discretion, vary from time to time the functions and duties of the Employee.

3.	Place of work

Your place of work will be at Criteo’s London premises, but you will be required to spend a part of your time in Paris (France)

All travel and accommodation expenses, including to Paris, will be at CRITEO’s expense.

4.	Hours of work

The Employee’s core working hours will be 40 hours per week. Standard office hours are 9am to 5.30pm. These hours may by agreement with the Employee’s manager be varied.The Employee may also be required to work such additional hours as are necessary for the proper performance of his duties. No additional compensation is provided for any overtime worked in excess of core working hours. The parties acknowledge for the purposes of the Working Time Regulations 1998 that the Employee is a managing executive with autonomous decision making powers.

5.	Base Salary, Expenses and Deductions

5.1	The Employee’s basic gross salary is £ 120,000 per year. The salary accrues from day to day and is payable monthly in arrears on or before the last working day of each month, less deductions for tax and NI contributions. The Employee’s salary will be reviewed on an annual basis although CRITEO will be under no obligation to increase it in any year.

5.2	The Employee will be paid or reimbursed for any reasonable expenses wholly, properly and necessarily incurred by him in accordance with the CRITEO expenses policy as detailed in the Company Web intranet site.

5.3	CRITEO is entitled to deduct from any sums which are payable to the Employee (including salary):

(a)	any sum at any time and for any reason owed by the Employee to CRITEO or to any Group Company at any time and for any reason; and

(b)	all appropriate deductions for income tax, employee national insurance contributions and all other statutory deductions due in respect of his salary and any other benefits provided to him by CRITEO or any Group Company.

6.	Bonus

6.1	The Employee shall be eligible to receive an annual bonus in accordance with Schedule 3.

6.2	In relation to bonuses, the following general provisions apply:

6.2.1.	a payment in respect of any particular period/financial year will not create any entitlement to any future payment or the amount of any future payment;

6.2.2.	any bonus will only be payable if the Employee is in employment and not under notice of termination (whether given by the Company or the Employee) at the time payment is made;

6.2.3.	terms applicable to any bonus entitlement may be amended at any time in the discretion of the company.

7.	Holidays

7.1	The Employee shall be entitled to 29 days’ working holiday per complete calendar year (bank holidays included) - normally applicable in England), to be taken in consultation with and after approval of the Employee’s manager. CRITEO’s holiday year is from 1 January to 31 December. The Company customarily closes its office between Christmas and the New Year and these days of closure must he taken by the Employee as holiday, from his holiday entitlement set out above.

7.2	If the Employee has accrued unused holiday entitlement at the date on which his employment terminates, CRITEO may, at its sole discretion, require him to take all or part of that holiday during the notice period or to make a payment in lieu of accrued holiday. Repayment for each day of holiday is calculated as 1/260th of the Employee’s gross salary.

7.3	Save with the prior written consent of the Company, untaken holiday entitlement for any one calendar year which is not used may not be carried forward to any subsequent year.

8.	Illness

8.1	If the Employee is absent from work on account of sickness or injury, he must:

(a)	notify his manager before 10:00 am on the first morning of absence giving the reason for the absence and inform him/her of the expected date of return; and

(b)	complete and return to CRITEO a self-certification form in respect of the first seven days (including weekends) of any sickness; and

(c)	Provide CRITEO with a medical certificate from his GP or other registered medical practitioner for periods of sickness of over seven working days. Thereafter medical certificates should be submitted regularly to cover the full absence. On each occasion a medical certificate expires and the Employee does not anticipate returning to work immediately thereafter, he must notify CRITEO on the first morning following expiry of the medical certificate.

8.2	The Company reserves the right to require the Employee to undergo a medical examination (at CRITEO’s expense) with a medical practitioner nominated by CRITEO. The Employee shall co-operate in ensuring the prompt delivery to the Company of such report and shall authorise his own medical practitioner to supply all such information as may be required by that doctor and, if so requested by CRITEO, authorise his medical practitioner to disclose to CRITEO his opinion of the Employee’s state of health.

8.3	Subject to the Employee’s compliance with clauses 8.1 and 8.2 above, where the Employee is unable to perform his duties due to sickness or injury, he will continue to receive his salary and benefits in full for any continuous period of 6 months or an aggregate period of 90 days in any consecutive 12 month period. Any payments due under this clause 8.3 are inclusive of any statutory sick pay that the Employee may be entitled to receive and of any amounts payable under any insurance scheme.

9.	Other activities

9.1	The Employee must not in any way directly or indirectly (i) be engaged or employed in, or (ii) concerned with (in any capacity whatsoever); or (iii) provide services to, any other business or organisation where this is or is likely to be in conflict with the interests of CRITEO of any Group Company, or where this may adversely affect the efficient discharge of his duties during the term of the Employment Agreement, except with the prior written consent of CRITEO, irrespective of whether he receives financial compensation for these activities, save that nothing in this clause 9 shall prevent the Employee from being:

(a)	the holder of not more than three per cent of any class of stock, shares or debentures or other securities in any company which is listed and/or dealt in on any Recognised Investment Exchange; or

(b)	interested as shareholder or director only in such companies as CRITEO from time to time agrees in writing, such agreement not to be unreasonably withheld or withdrawn so long as none of such interests of the Employee shall prejudice the business interests of CRITEO or any Group Company and for so long as the Employee continues to comply with the provisions of this clause 9.

10.	Confidentiality/Proprietary information and Business Ethics

10.1	In addition to and without prejudice to the Employee’s common law obligations to keep information secret, the Employee will not (except for the purpose of performing his duties or unless ordered to do so by a court of competent jurisdiction) either during his employment or after its termination directly or indirectly use, disclose or communicate Confidential Information and he will use his best endeavours to prevent the improper use, disclosure or communication of Confidential Information:

(a)	concerning the business of the Company or any Group Company and which comes to the Employee’s attention during the course of or in connection with his employment with the Company or any Group Company from any source within the Company or any Group Company; or

(b)	concerning the business of any person having dealings with the Company or any Group Company and which is obtained in circumstances in which the Company or any Group Company is subject to a duty of confidentiality in relation to that information.

10.2	For the purposes of clause 10.2, Confidential Information means:

(a)	any information of a confidential nature (whether trade secrets, other private or secret information including secrets and information relating to corporate strategy, business development plans, product designs, intellectual property, business contacts, terms of business with customers and potential customers and/or suppliers, annual budgets, management accounts and other financial information) whether or not it is specifically designated as confidential or secret; and/or

(b)	any confidential report or research undertaken by or for the Company or any Group Company before or during the course of the Employee’s employment; and/or

(c)	lists or compilations of the names and contact details of the individuals or clients and counterparts with whom the Company or any Group Company transacts business; and/or

(d)	details of all computer systems, whether front or back office, and/or data processing or analysis software developed by the Company or any Group Company; and/or

(e)	details of the requirements, financial standing, terms of business and dealings with any company or group company of any client of the Company or any Group Company; and/or

(f)	methods of manufacturing, storing, distributing and labelling any products manufactured by the Company or any Group Company; and/or

(g)	contact details of all employees and directors of the Company or any Group Company together with details of their remuneration and benefits; and/or

(h)	information so designated by the Company or any Group Company or which to the Employee’s knowledge has been supplied to the Company or any Group Company subject to any obligation of confidentiality.

10.3	The restrictions contained in this clause 10 shall cease to apply with respect to any information which would otherwise have been Confidential Information but which comes into the public domain otherwise than through an unauthorised disclosure by the Employee or a third party.

10.4	The obligations of the Employee under this clause 10 shall continue to apply after the termination of the Employee’s employment irrespective of the reason for termination.

11.	Termination Provisions

11.1	Subject to clauses 11.2 and 11.3 below, and after the end of the probation period, the Employee’s employment may be terminated by either party giving the other three month’s written notice of termination.

11.2	CRITEO reserves the right to terminate the Employee’s employment without notice or pay in lieu of notice if:

(a)	the Employee is guilty of misconduct or commits any serious or (having been given notice in writing) persistent breach or non-observance of any of his obligations to the Company or any Group Company (whether under this Agreement or otherwise);

(b)	the Employee refuses or neglects to comply with any lawful acts or directions given to him by the Company;

(c)	the Employee is guilty of any serious breach or non-observance of any of the provisions of this Agreement or directions of the Board or relevant rules and/or codes issued by or on behalf of any Recognised Stock Exchange or is guilty of any continued or successive breaches or non-observance of any of such provisions or directions in spite of written warning to the contrary by the Board;

(d)	the Employee is convicted of any criminal offence by a court of competent jurisdiction (other than a minor motoring offence for which a fine or other noncustodial penalty is imposed);

(e)	the Employee commits any act of theft or other dishonesty either at or outside work;

(f)	the Employee carries out or neglects to carry out any action which in the reasonable opinion of CRITEO may seriously damage the interests of the Company or wilfully or negligently breaches any legislation or any regulation to which the company may be subject which may result in any penalties being imposed on him or any Directors of the Company;

(g)	the Employee commits any act of deliberate discrimination or harassment on grounds of race, sex or disability;

(h)	the Employee is adjudged bankrupt or enters into any composition or arrangement with or for the benefit of his creditors including a voluntary arrangement under the Insolvency Act 1986;

(i)	the Employee becomes of unsound mind or a patient for the purpose of any statute relating to mental health;

(j)	the Employee is convicted of an offence under the Criminal Justice Act 1993 (or the Financial Services Authority becomes entitled to impose a penalty on the Executive pursuant to section 123 of the Financial Services and Markets Act 2000) or the Executive is otherwise convicted or found liable under any other present or future statutory enactment or regulation relating to insider dealing and/or market abuse;

(k)	the Employee becomes prohibited by law or is disqualified or is liable to be disqualified from being a director.

11.3	The Employee’s employment shall terminate automatically on the date on which the Employee reaches the age of 65, which is normal retirement age.

11.4	Once notice has been given by either party, CRITEO may, in its absolute discretion, terminate the Employee’s employment at any time during the applicable notice period by making a payment in lieu of the remaining period of notice.

11.5	Any payment in lieu of notice shall consist solely of the Employee’s basic salary for the relevant period and shall exclude any other entitlements or benefits referable to the Employee’s employment, and shall be subject to deductions for income tax and national insurance contributions as appropriate.

11.6	CRITEO reserves the right to require the Employee not to attend at work and/or not to undertake all or any of his duties of employment and/or not to have any contact other than on a purely social basis with suppliers, clients, customers or specified employees of CRITEO or any Group Company during any period of notice (whether given by the Employee or CRITEO), provided always that the Company shall continue to pay the Employee’s salary and contractual benefits whilst the Employee remains employed by CRITEO.

11.7	On termination of the Employee’s employment he must immediately return to CRITEO in accordance with its instructions all equipment, correspondence, records, specifications, software, disks, models, notes, reports and other documents and any copies thereof and any other property belonging to CRITEO or any Group Company (including but not limited to keys, credit cards, laptops, mobile phone, equipment) which are in his possession or under his control. The Employee agrees that he will, if required to do so by CRITEO, confirm in writing that he has complied with his obligations under this clause 11.7.

11.8	Subject to law on suspension, CRITEO may, in its absolute discretion, suspend the Employee on full pay and benefits pending any investigation into any allegation relating to the Employee’s conduct or performance.

11.9	CRITEO reserves the right to access the Employee’s mailbox after termination. The Employee should clean his mailbox of personal and private emails on termination.

12.	Collective Agreements

There are no collective agreements applicable to the Employee’s employment.

13.	Data Protection

13.1	The Company will hold computer records and personnel files relating to the Employee. These will include the Employee’s employment application, references, bank details, performance appraisals, holiday and sickness records, salary reviews and remuneration details and other records (which may, where necessary, include sensitive data relating to the Employee’s health and data held for ethnic monitoring purposes). CRITEO requires such personal data for personnel, administration and management purposes and to comply with its obligations regarding the keeping of employee/worker records. The Employee’s right of access to this data is as prescribed by law.

13.2	The Employee agrees that CRITEO may process personal data relating to him for personnel, administration and management purposes (including, where necessary, sensitive data relating to the Employee’s health and data held for ethnic monitoring purposes) and may, when necessary for those purposes, make such data available to its advisers, to parties providing products and/or services to CRITEO (including, without limitation, IT systems suppliers, pension, benefits and payroll administrators), to regulatory authorities (including HM Revenue & Customs), to any potential purchasers of CRITEO or its business (on a confidential basis) and as required by law. Further, the Employee agrees that CRITEO may transfer such data to and from group companies including any group companies located outside the European Economic Area.

14.	Grievance and Disciplinary Procedures

14.1	In the event of the Employee wishing to seek redress of any grievance relating to his employment he should lay his grievance before CRITEO in writing, who will afford the Employee the opportunity of a full hearing before the Board or a committee of the Board whose decision on such grievance shall be final and binding.

14.2	CRITEO’s usual disciplinary procedures do not apply to the Employee. In the event that any disciplinary action is to be taken against the Employee, any hearing will be conducted by such director of CRITEO as the Board may in its reasonable discretion nominate. If the Employee seeks to appeal against any disciplinary action taken against him he should do so to the Board submitting full written grounds for his appeal to the Chairman within 7 days of the action appealed against. The decision of the Board or a delegated committee shall he final and binding. For the avoidance of doubt, the Employee has no contractual right to either a disciplinary hearing or appeal.

15.	Definitions

15.1	“Board” means the board of directors of the Company at any given time or any properly appointed committee of the Board.

15.2	“Company” shall include the successors in title and assigns of CRITEO.

15.3	“Group Company” means any company which is a holding company of CRITEO or a subsidiary undertaking of the Company or of any holding company (as such expressions arc defined in sections 736 and 735A Companies Act 1985) and “Group” shall be defined accordingly;

15.4	“Recognised Investment Exchange” has the meaning given to it in section 285 of the Financial Services and Markets Act 2000.

16.	General

16.1	This letter supersedes and is in substitution for all previous letters of engagement, agreements and arrangements, whether oral or in writing relating to the subject matter hereof between the Company and the Employee.

16.2	Any amendments or additions to the Employment Agreement shall be in writing.

16.3	No failure or delay by either party in exercising any right, power or privilege under this Agreement shall operate as a waiver of such right nor shall any single or partial exercise by either party of any right, power or privilege under this Agreement preclude any further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

16.4	Nothing in this Agreement is intended to confer any rights on any person not a party to this Agreement under the Contracts (Rights of Third Parties) Act 1999 and no consent of any such person shall be needed for the termination or amendment of this Agreement.

16.5	If this Agreement is terminated because of the liquidation of CRITEO for the purpose of amalgamation or reconstruction and the Employee is offered employment with such amalgamated or reconstructed company on terms no less favourable in all material respects than the terms of this Agreement the Employee shall have no claim against CRITEO in respect of such termination.

16.6	Any notice or communication given or required under this Agreement may be served by personal delivery or by leaving the same at or by sending the same through the post addressed in the case of the Company to its registered office from time to time and in the case of the Employee to his aforesaid address or to the address provided from time to time by the Employee to the Company for the purposes of its employment records or by facsimile transmission.

16.7	Any notice sent by post shall be deemed to have been served 24 hours after the time of posting by first class mail and service thereof shall be sufficiently proved by proving that the notice was duly despatched through the post in a pre paid envelope addressed as aforesaid. In the case of facsimile transmission it shall be deemed to have been received when in the ordinary course of such transmission it would be received by the addressee or if transmitted after 5pm or on a day that is not an ordinary business day on the next business day.

16.8	The provisions and sub-provisions of this Agreement are severable and if any provision or sub-provision or identifiable part thereof of the Employment Agreement is held to be invalid or unenforceable by any Court of competent jurisdiction then such invalidity or unenforceability will not affect the validity or unenforceability of the remaining provisions or sub-provisions or identifiable parts thereof.

16.9	This Employment Agreement is governed by and construed in accordance with the laws of England. The parties agree that the English courts have exclusive jurisdiction in the event that any dispute may arise from this Employment Agreement.

16.10	Clause headings are inserted for convenience only and will not affect the construction of this Agreement.

IN WITNESS whereof a duly authorised representative of the Company has signed this Agreement and the Employee has executed this Agreement as his Deed on the date of this Agreement.

SIGNED for and on behalf of CRITEO LTD	) /s/ Jean-Baptiste Rudelle
acting by Jean-Baptiste RUDELLE	)
(CEO))

EXECUTED and DELIVERED as a Deed by the said Jonathan Wolf	) /s/ Jonathan Wolf
In the presence of:

Witness’ signature	) /s/ Veronique Giraudon

Witness’ Name:	) Veronique Giraudon

Witness’ Address:	)

Witness’ Occupation:	) Chief Financial Officer

SCHEDULE 1

Restrictions after Employment

1.

The Provisions of Schedule 1 apply.

1. For the purposes of this Schedule the following expressions shall have the following meanings:

(A)	“Relevant Employee” means any person employed by or who renders or rendered services to the Company or any Group Company in a Relevant Business and who has client responsibility or influence over a Relevant Customer and/or who is in possession of confidential information about a Relevant Customer of the Company or a Group Company and who in any such case was so employed or so rendered services during the period of twelve months before the Relevant Date and had dealings with the Employee during that period;

(B)	“Relevant Date” means the earlier of (1) the date the employment terminates, and (2) the start of any period of garden leave under clause 11.6;

(C)	“Relevant Business” means any business or part of a business involving the supply of Restricted Goods and/or Services;

(D)	“Restricted Goods and/or Services” means any goods and/or services directly in competition with Criteo’s offers (products and services) during the period of twelve months immediately prior to the Relevant Date.

2. In order to safeguard the legitimate business interests of the Company and any Group Company and particularly the goodwill of the Company and any Group Company in connection with its clients, suppliers and employees the Employee undertakes with the Company (for itself and as trustee for each Group Company) that, and so that each undertaking below shall constitute an entirely separate, severable and independent obligation of the Employee, he will not (except with the prior written consent of the Company) directly or indirectly:

(A)	during his employment or for a period of 12 months after the Relevant Date entice or solicit or endeavour to entice or solicit away from the Company or any Group Company any Relevant Employee;

(B)	during his employment or for a period of 12 months after the Relevant Date employ or otherwise engage any Relevant Employee;

(C)	during his employment or for a period of 12 months after the Relevant Date, in direct competition with the Company or any Group Company, solicit or endeavour to supply Restricted Goods and/or Services within the United Kingdom and the United States .

(D)	during his employment or for a period of 12 months after the Relevant Date, in direct competition with the Company or any Group Company, supply Restricted Goods and/or Services within the United Kingdom and the United States

(E)	during his employment or for a period of 12 months after the Relevant Date carry on or be concerned in any Relevant Business within the United Kingdom and the United States in competition with the business of the Company or any Group Company;

(F)	during his employment or for a period of 12 months after the Relevant Date to the detriment of the Company or any Group Company, persuade or endeavour to persuade any Criteo’s Suppliers and Customers to cease doing business or materially reduce its business with the Company or any Group Company.

3. For the purposes of paragraph the Employee is concerned in a Relevant Business if (without limitation):

(A)	he carries it on as principal or agent; or

(B)	he is a partner, director, employee, secondee, consultant, investor, shareholder or agent in, of or to any person who carries on the business; disregarding any financial interest of a person in securities which are listed or dealt in on any Recognised Investment Exchange if that person, the Employee and any person connected with him are interested in securities which amount to less than five per cent. of the issued securities of that class and which, in all circumstances, carry less than five per cent. of the voting rights (if any) attaching to the issued securities of that class.

4. The Employee shall not (except with the prior written consent of the Company) at any time after the Relevant Date represent himself to be connected with or interested in the business of or employed by the Company or any Group Company or use for any purpose the name of the Company or any Group Company or any name capable of confusion with the Company or a Group Company.

5. The Employee shall not during his employment whether during or outside office hours undertake any steps of any kind to promote or establish or assist any business which in the reasonable opinion of the Company is or is intended to be or may become in competition with any business operated by the Company or any Group Company.

6. The Employee shall not at any time (whether during or after the termination of his employment) make whether directly or indirectly any untrue, misleading or derogatory oral or written statement concerning the business, affairs, officers or employees of the Company or any Group Company.

7. The Employee agrees to enter into the restrictions in this Schedule 1 in consideration for the Company agreeing to employ him on the terms contained in this Agreement.

8. While the restrictions in this Schedule 1 are considered by the Employee and the Company to be reasonable in all the circumstances, it is recognised that such restrictions may fail for reasons unforeseen and, accordingly, it is agreed that if any of the restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the Company but that they would be valid if part of the wording were deleted and/or if the periods (if any) specified were reduced and/or the areas dealt with reduced in scope, the said restrictions shall apply with such modifications as may be necessary to make them valid and effective.

SCHEDULE 2

Inventions and Improvements

The Provisions of Schedule 2 apply.

1.	For the purposes of this Schedule 2 the following words and expressions shall have the following meanings:

“Intellectual Property Rights” means (i) copyright, patents, know-how, confidential information, database rights, and rights in trade marks and designs (whether registered or unregistered), (ii) applications for registration, and the right to apply for registration, for any of the same, and (iii) all other intellectual property rights and equivalent or similar forms of protection existing anywhere in the world;

“Invention” means any method, idea, concept, experimental work, theme, invention, discovery, process, model, formula, prototype, sketch, drawing, plan, composition, design, configuration, improvement or modification of any kind conceived, developed, discovered, devised or produced by the Employee alone or with one or more others during his employment and which pertains to or is actually or potentially useful to the activities from time to time of the Company (or any Group Company) or any product or service of the Company (or any Group Company) or which pertains to, results from or is suggested by any work which the Employee or any other employee of the Company (or any Group Company) has done or may during his employment do for the Company (or any Group Company).

2.	The Employee shall promptly disclose and deliver to the Company in confidence full details of each Invention (whether or not it was made, devised or discovered during normal working hours or using the facilities of the Company, and whether or not the Employee considers that by virtue of section 39 Patents Act 1977 rights to such Invention fail to vest in the Company) to enable the Company to determine whether rights to such Invention vest in the Company, upon the making, devising or discovering of the same and shall at the expense of the Company give all such explanations, demonstrations and instructions as the Company may deem appropriate to enable the full and effectual working, production and use of the same. To the extent that by virtue of section 39 Patents Act 1977 rights to such Invention vest in the Employee the Company shall return to the Employee any documentation provided by the Employee pursuant to this paragraph of Schedule 2 and the Company shall keep such details confidential unless or until such time as such details are in or enter the public domain, other than by a breach of this Agreement.

3.

The Employee assigns (in so far as title has not automatically vested in the Company through the Employee’s employment) to the Company with full title guarantee by way of future assignment all copyright, database right, design right and other similar rights for the full terms (including any extension or renewals) throughout the world in respect of all works, designs or materials (including, without limitation, source code and object code for software) originated, conceived, written or made by the Employee during the period of his employment (except only those works or designs originated, conceived, written or made by the Employee wholly outside his normal working hours which are wholly unconnected with any business activity undertaken or planned to be undertaken by the Company or any Group Company) to hold for the Company absolutely. This assignment shall include the right to sue for damages and/or other remedies in respect of any infringement (including prior to the date of this Agreement).

4.	The Executive irrevocably and unconditionally waives in favour of the Company any and all moral rights conferred on him by Chapter IV of Part I of the Copyright Designs and Patents Act 1988 for any work in which copyright or design right is vested in the Company whether by this Schedule 2 or otherwise.

5.	The Employee shall, without additional payment to him (except to the extent provided in section 40 Patents Act 1977, or any similar provision of applicable law) at the request and expense of the Company and whether or not during the continuance of his employment, promptly execute all documents and do all acts, matters and things as may be necessary or desirable to enable the Company or its nominee to obtain, maintain, protect and enforce any Intellectual Property Right vested in the Company (save only to the extent that any Intellectual Property Rights fail to vest in the Company by virtue of section 39 Patents Act 1977) in any or all countries relating to the Intellectual Property Right and to enable the Company to exploit any Intellectual Property Right vested in the Company.

6.	The Employee shall not do anything (whether by omission or commission) during his employment or at any time after the date his employment terminates to affect or imperil the validity of any Intellectual Property Right obtained, applied for or to be applied for by the Company or its nominee, and in particular the Employee shall not disclose or make use of any Invention which is the property of the Company without the prior written consent of the Company. The Employee shall during or after the termination of his employment with the Company, at the request and expense of the Company, provide all reasonable assistance in obtaining, maintaining and enforcing the Intellectual Property Right or in relation to any proceeding relating to the Company’s right, title or interest in any Intellectual Property Right.

7.	Without prejudice to the generality of the above clauses, the Employee irrevocably authorises the Company to appoint a person to be his attorney in his name and on his behalf to execute any documents and do any acts, matters or things as may be necessary for or incidental to grant the Company the full benefit of the provisions of this Schedule 2.

8.	The obligations of the Employee under this Schedule 2 shall continue to apply after the termination of his employment for whatever reason.

9.	For the avoidance of doubt, nothing in this Agreement shall oblige the Company (or any other Group Company) to seek protection for or exploit any Intellectual Property Right.

SCHEDULE 3

Bonus

The provisions of Schedule 3 shall apply.

Bonus

1.	The Employee will be eligible to participate in an annual bonus program (the “Bonus Program”). The Bonus Program runs from 1 January to 31 December each year. Any payments under the Bonus Program are payable on a quarterly basis and are paid at the same time as salary in the month following the close of the relevant Bonus quarter.

No Bonus will be paid for the current quarter if the Employee’s employment is terminated by either party during the quarter.

2.	Bonus will be based on Quarterly Individual Targets

3.	Annual target Bonus that may be payable in any one calendar year to the Employee will be £30,000.

4.	The Employee’s Bonus under the Bonus Program for calendar year 2009 will be calculated on a pro rata basis from the date on which his employment commences.